UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

____________________

FORM 8-K

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 21, 2015

____________________

WPCS INTERNATIONAL INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	001-34643	98-0204758
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
Of Incorporation)		Identification No.)

521 Railroad Avenue

Suisun City, California 94585

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (707) 421-1300

 (Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Change in Control Agreement

On October 21, 2015, the Company’s subsidiary, WPCS International - Suisun City, Inc. (the “Suisun City Operations”), entered into a change in control agreement (the “Agreement”) with Robert Roller, President of the Suisun City Operations.

The Agreement has an initial term of two years and automatically extends for additional one-year periods at the expiration of the initial term and on each anniversary thereafter unless either party notifies the other party of non-renewal no later than 30 days prior to such anniversary. Upon a change in control of the Company or the Suisun City Operations, the Agreement will continue for a term of two years and then expire.

Under the Agreement, Mr. Roller is entitled to a payment of $150,000 if he is terminated without cause or if he terminates for good reason within two years following a change in control of the Company or the Suisun City Operations.

All payments under the Agreement are contingent upon Mr. Roller’s execution and non-revocation of a general release of claims against the Suisun City Operations and its affiliates.

The Agreement provides that, if necessary, payments will be reduced to the maximum amount payable without loss of a deduction under Section 280G of the Internal Revenue Code.

The Agreement contains restrictive covenants prohibiting the unauthorized disclosure of confidential information of the Suisun City Operations or its affiliates by Mr. Roller during and after his employment, and prohibiting Mr. Roller from soliciting the employees or customers of the Suisun City Operations or its affiliates during employment and for 12 months after termination of employment for any reason.

A copy of the Agreement is filed as Exhibit 10.1 hereto and is incorporated by reference herein. The foregoing summary of the Agreement is qualified in its entirety by the full text of the Agreement.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

The exhibits listed in the following Exhibit Index are filed as part of this Current Report on Form 8-K.

Exhibit Number	Description

10.1	Change in Control Agreement, dated as of October 21,2015, by and between WPCS International - Suisun City, Inc. and Robert Roller

SIGNATURE

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

WPCS INTERNATIONAL INCORPORATED

Date: October 23, 2015	By: /s/ Sebastian Giordano
Name: Sebastian Giordano
Title: Interim Chief Executive Officer